RG Barry Brands Reports Solid FY 2013 Performance

PICKERINGTON, Ohio, Sept. 5, 2013 /PRNewswire/ -- Accessories marketer R.G. Barry Corporation (NASDAQ-GM: DFZ) today reported a solid performance for its fiscal year ended June 29, 2013.

Annual Results
For the full 2013 fiscal year, the Company reported on a consolidated basis:

  Net earnings of $13.3 million, or $1.15 per diluted share, compared to $14.5 million, or $1.27 per diluted share, reported one-year ago;
  Year-over-year net sales of $147.0 million versus $156.0 million in fiscal 2012;
  Gross profit as a percent of net sales of 43.5%, up 40 basis points from 43.1% in the comparable period one-year ago, primarily reflecting the net benefit of the discontinuation of lower-margin and licensed footwear products on mix; and
  SG&A expenses of $43.0 million, or 29% of net sales, compared to $43.8 million, or 28% of net sales, reported for fiscal 2012.

The Company said that its results reflect a $15 million decline in net sales in its Footwear segment. Most of the decline was anticipated and resulted predominantly from the elimination of lower-margin and licensed business. The decline was partially offset by an increase of more than $6.0 million year-over-year in higher-margin net sales in the Company's Accessories segment.

Fourth Quarter Results
For the fourth quarter, the Company reported on a consolidated basis:

  Net earnings of $281,000, or $0.02 cents per diluted share, versus $474,000, or $0.04 cents per diluted share, in the fourth quarter of fiscal 2012;
  Net sales of $25.5 million, up from $25.0 million in the comparable period one-year ago;
  Gross profit as a percent of net sales contracted 120 basis points to 41.7% from 42.9% in the comparable period last year, reflecting a shift in sales mix for the quarter; and
  Selling, general and administrative expenses of $10.5 million, or about 41% of quarterly net sales, compared to $10.6 million, or 42.6% of quarterly net sales, one-year ago.

Financial Strength
The Company remained in a healthy financial position at year-end.

  Cash and short-term investments were $39.5 million;
  Consolidated inventory was at $24.2 million, up from $21.1 million at the end of fiscal 2012; and
  Net shareholders' equity rose 17% to $87.1 million from $74.4 million one year ago.

Management Comments
"We are once again among the best-of-class in our category and we remain solidly positioned to continue transforming RG Barry Brands into a multi-dimensional provider of accessories products," said Greg Tunney, President and Chief Executive Officer. "We plan to meet future marketplace challenges with superior products, excellent performance and continuing investment in strengthening and expanding our portfolio of great accessories brands."

"Our actions last year in eliminating less-productive businesses reflected our realignment of the Footwear segment for future growth and enhanced profitability," added Jose Ibarra, Senior Vice President Finance and Chief Financial Officer. "Despite facing the formidable combination of retail and economic headwinds and our strategic decision to eliminate lower-margin and licensed footwear products in fiscal 2013, we generated an operating profit in excess of 14% as a percentage of net sales, making us one of the best performers in our sector."

Mr. Tunney continued, "Looking to fiscal 2014, we expect to resume our pattern of increasing year-over-year revenue. In the non-promotional, full-price Accessories businesses we will target a growth rate in the mid-teens. The objective of our Footwear segment will be to hit a year-over-year growth target in low single digits, although at a higher level of profitability than in fiscal 2013. We also plan to increase investment spending in support of our current businesses to a level that is more in line with our long-term growth strategies and profitability profile.

"Our commitment to significant growth through acquisitions remains strong. We have continued to fine-tune our approach and have broadened the scope of our search to include prospects in select international markets and additional business categories that we believe will fit well with our model and filter. We also have created a full-time internal position to support our M&A efforts. We remain very confident that our next growth milestone of becoming a $200-to-$250 million company in 3-to-5 years can and will be achieved," he concluded.

Conference Call/Webcast Today
RG Barry senior management will conduct a conference call for all interested parties at 9:00 a.m. Eastern Daylight Time today. Management will discuss the Company's performance, its plans for the future and will accept questions from teleconference participants.

To listen via the Internet, log on to http://www.videonewswire.com/event.asp?id=95711.

The call will also be available at 800.860.2442 (U.S.) and +1.412.858.4600 (international) until five minutes before starting time.

Replays will be available beginning approximately one hour after the call conclusion and running and through 9 a.m. Eastern Daylight Time, Sept. 20, 2013 at 877.344.7529 (U.S.) and +1.412.317.0088 (Canada/international); ask for conference 10033161. Replays and a written transcript of the call will be posted for up to one year in the Investor Room section of rgbarry.com.

About RG Barry
RG Barry develops accessories brands that provide fashionable, solution-oriented products for a great life. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks include, but are not limited to: our continuing ability to source products from third parties located within and outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of general economic conditions on consumer spending; the impact of the seasonal nature of our footwear business upon our overall operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; our ability to secure and protect trademarks and other intellectual property; our ability to implement new enterprise resource information systems; a failure in or a breach of our operational or security systems or infrastructure, or those of our third-party suppliers and other service providers, including as a result of cyber-attacks; the unexpected loss of any of the skills and experience of any of our senior officers; our ability to continue to identify suitable acquisition candidates to expand our business and to successfully integrate these acquisitions into our business; and our investment of excess cash in variable rate demand note securities and other short-term investments. You should read this news release carefully, because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. The risk factors described in this news release and in our filings with the Securities and Exchange Commission (the "SEC"), in particular "Item 1A. Risk Factors" of Part I of our most-recent Form 10-K, give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in this "Safe Harbor" Statement or in "Item 1A. Risk Factors" of Part I of our most-recent Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the SEC should also be considered.

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)

	Thirteen weeks ended	Thirteen weeks ended		Fifty-two weeks ended	Fifty-two weeks ended
	June 29, 2013	June 30, 2012	% Increase	June 29, 2013	June 30, 2012	% Increase
	(unaudited)	(unaudited)	(Decrease)	(unaudited)	(audited)	(Decrease)
Net sales	$ 25,472	$ 24,995	1.9%	$ 147,013	$ 155,938	-5.7%
Cost of sales	14,851	14,270	4.1%	83,069	88,770	-6.4%
Gross profit	10,621	10,725	-1.0%	63,944	67,168	-4.8%

Gross profit (as percent of net sales)	41.7%	42.9%		43.5%	43.1%

Selling, general and administrative expenses	10,472	10,644	-1.6%	42,964	43,795	-1.9%

Operating profit	149	81	84.0%	20,980	23,373	-10.2%

Other income	320	255		1,141	651
Interest expense, net	(127)	(160)	-20.6%	(610)	(764)	-20.2%

Earnings, before income taxes	342	176	94.3%	21,511	23,260	-7.5%

Income tax expense (benefit)	61	(298)	-120.5%	8,254	8,711	-5.2%

Net earnings	$ 281	$ 474	-40.7%	$ 13,257	$ 14,549	-8.9%

Earnings per common share
Basic	$ 0.02	$ 0.04	-50.0%	$ 1.17	$ 1.30	-10.0%
Diluted	$ 0.02	$ 0.04	-50.0%	$ 1.15	$ 1.27	-9.4%

Weighted average number of common shares outstanding
Basic	11,377	11,268		11,352	11,207
Diluted	11,522	11,471		11,530	11,414

	CONSOLIDATED BALANCE SHEETS
	(in thousands of dollars)
	June 29, 2013	June 30, 2012
	(unaudited)	(audited)

ASSETS
Cash & short-term investments	$ 39,500	$ 41,711
Accounts receivable, net	16,755	13,176
Inventory	24,239	21,149
Prepaid expenses and other current assets	3,670	2,864
Total current assets	84,164	78,900

Net property, plant and equipment	4,178	4,186

Other assets	41,911	45,180
Total assets	$ 130,253	$ 128,266

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	4,286	6,036
Accounts payable	10,655	10,962
Other current liabilities	4,899	5,701
Total current liabilities	19,840	22,699

Long-term debt	16,071	20,357
Accrued retirement costs and other	7,165	10,803
Shareholders' equity, net	87,177	74,407
Total liabilities & shareholders' equity	$ 130,253	$ 128,266

CONTACT: Roy Youst, RG Barry Investor Relations, 614.729.7200, or Jose G. Ibarra, Senior VP Finance/CFO, 614.864.6400